Exhibit 99.2
Under Armour: Second Quarter 2014 Earnings Call, July 24, 2014 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our second quarter 2014 financial results followed by our updated outlook for 2014.

Our net revenues for the second quarter of 2014 increased 34% to $610 million. Growth again was balanced across many parts of our business including the North America wholesale, Direct-to-Consumer, and International channels, as well as across our Apparel and Footwear categories. Areas that contributed to upside from our original plan during the quarter included positive trends in our International and Footwear businesses, a desire from our wholesale partners for earlier delivery of back-to-school product, and outperformance in both our Factory House and E-Commerce channels.

Taking a look at Apparel, we grew this category 35% during the quarter to $420 million compared to $310 million in the prior year. In general, we continue to see success where we drive newness and excitement for the consumer, including innovation stories like ArmourVent as well as enhanced design elements through product such as Alter Ego, UA Tech, and graphic tees.

•	Specifically in Men's, the first quarter momentum we experienced in Golf and Outdoor continued to drive results during the second quarter.

•	In Women's, we saw strong growth in both the Running and Studio categories.

•	And in Youth, Training and Golf were the big stories.

Building on our first quarter success, second quarter Footwear net revenues increased 34% to $110 million from $82 million in the prior year, representing approximately 18% of net revenues for the period. We continue to offer more balanced running price points across our sporting goods distribution and remain encouraged by the early success of our SpeedForm platform. Our momentum is also continuing in our cleated business where we are increasing market share in both baseball and football this year.

Following on the re-launch of our bags business in the prior year period, our Accessories net revenues during the second quarter increased 18% to $60 million from $51 million last year. Growth during the quarter was primarily driven by headwear.

Our Direct-to-Consumer net revenues increased 38% for the quarter, representing approximately 31% of net revenues. While Kevin walked you through some of the early progress we are making in International markets, it is important to note the vast majority of our current Direct-to-Consumer revenues are concentrated in North America. In our North American Retail business, square footage in our Factory House channel grew 22% year-over-year. This growth reflects a total of 118 Factory House stores at the end of the quarter, up 12% from the second quarter of 2013, as well as the upsizing of some existing doors. On the full-price side, we now have five Brand House stores in North America following the April opening of our Soho location in New York City.

In E-Commerce, strong traffic gains continued to drive our business during the quarter and we remain focused on key second half initiatives including responsive design for mobile, consumer marketing segmentation, and Connected Fitness engagement.

Continuing the success from the first quarter, International net revenues increased 80% to $46 million in the second quarter and represented 8% of total net revenues.

•	In Europe, strong results continue to be driven by higher brand awareness and a more focused in-country strategy around our three key markets of the UK, Germany, and France.

•	In Asia, we are in the process of accelerating our partner store model in China, while also building both wholesale and distributor relationships across the region.

•	Finally in Latin America, our business benefited from the conversion of our Mexico distributor to an Under Armour subsidiary at the beginning of 2014 as well as our market entry into Brazil.

Moving on to margins, second quarter gross margins expanded approximately 90 basis points to 49.2% compared with 48.3% in the prior year's quarter. Two factors were the primary contributors to the improvement this quarter.

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First, we had a favorable year-over-year sales mix. As part of our inventory management process, there can be quarterly shifts in the timing of our excess inventory liquidation sales. Some Footwear liquidations from the second quarter shifted into the third quarter positively impacting the second quarter gross margins by approximately 40 basis points.

•	Secondly, we experienced favorable product margins primarily in our in-line Footwear business, contributing approximately 30 basis points for the quarter.

Selling, general and administrative expenses as a percentage of net revenues deleveraged 230 basis points to 43.5% in the second quarter of 2014 from 41.2% in the prior year's period. Details around our four SG&A buckets are as follows:

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First, Marketing costs increased to 11.6% of net revenues for the quarter from 10.7% in the prior year period, primarily driven by higher year-over-year sports marketing sponsorships in both our North American and International businesses.

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Second, Selling costs increased to 11.5% of net revenues for the quarter from 11.3% in the prior year period, primarily driven by the overall growth of our Direct-to-Consumer business including increased investments to support our Factory House and Brand House store strategies.

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Third, Product Innovation and Supply Chain costs increased to 11.4% of net revenues for the quarter from 10.2% in the prior year period, primarily driven by higher product innovation costs including our Connected Fitness efforts.

•	Finally, Corporate Services remained unchanged at 9.0% of net revenues for the quarter.

Operating income for the second quarter increased 7% to $35 million compared with $32 million in the prior year period. Operating margin contracted 140 basis points during the quarter to 5.7% compared to 7.1% in the prior year period, largely driven by the timing of planned investments in Product Innovation and Marketing.

Our second quarter tax rate of 47.5% was unfavorable to the 43.0% rate last year primarily driven by increased investment in our Latin American business.

Our second quarter net income and earnings per share were unchanged year-over-year at $18 million and $0.08, respectively.

On the balance sheet, total cash and cash equivalents for the quarter increased 34% to $300 million compared with $224 million at June 30, 2013. Long-term debt increased to $197 million from $55 million at June 30, 2013. In May 2014 we closed on a $150 million term loan and paid off $100 million drawn on our line of credit in connection with the funding of our December 2013 purchase of MapMyFitness. Switching over to inventory, as planned we delivered inventory growth roughly in line with net revenue growth. Inventory at quarter-end increased 35% to $662 million compared to $491 million at June 30, 2013.

Our investment in capital expenditures was approximately $29 million for the second quarter compared with $22 million in the prior year period. We continue to plan 2014 capital expenditures of approximately $150 million, primarily driven by incremental investments to support our Direct-to-Consumer and International businesses, further develop and expand our global office footprint, and increase capacity at out our distribution centers.

Now moving onto our updated outlook for 2014. Based on current visibility, we expect 2014 net revenues of $2.98 billion to $3.0 billion, representing growth of 28% to 29%, and 2014 operating income of $343 million to $345 million, representing growth of 29% to 30%. Both expected growth rates are outpacing the long-term growth rates laid out at our Investor Day in June 2013.

Below operating results, we continue to anticipate moderately higher interest expense in 2014, primarily reflecting the new $150 million term loan. We expect a full year effective tax rate of approximately 40.5%, ahead of last year's 37.8% rate given investments to support our international expansion.

Given these updated full year parameters, we would like to provide a few more details on how we currently see the second half of the year playing out.

First on net revenues, we are increasing the top end of our full year guidance by $90 million driven in large part by our increased confidence in both our International and Footwear businesses, where we have seen strong execution and consumer response during the front half of 2014.

As far as cadence, our story is consisent with prior guidance with a somewhat higher growth rate expected during the third quarter relative to the fourth quarter. We continue to take a more balanced approach in planning the business around weather expectations for the fourth quarter as compared to last year, especially in our Direct-to-Consumer business which represented approximately 40% of our total business during the fourth quarter last year.

Next on gross margins where we continue to expect a modest overall gain for the full year following the 48.7% level achieved in 2013. From a cadence standpoint, we continue to expect year-over-year rates to be up during the third quarter and down in the fourth quarter.

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During the third quarter, the primary consideration is higher U.S. import duties, which negatively impacted the year ago period by 90 basis points. A shift in Footwear liquidations from the second quarter to the third quarter discussed earlier will partially offset some of the year-over-year gains from the import duty comparison.

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For the fourth quarter, our forecast for lower year-over-year gross margins reflects a higher mix impact of our International business, which is more weighted toward lower-margin distributor businesses during the period, as well as our previously mentioned approach to planning our fourth quarter business.

Moving on to SG&A, we continue to plan for modest deleverage for the full year. During the third quarter, we expect overall SG&A spending will remain elevated with overall deleverage planned near the same levels as the 230 basis points experienced during the second quarter. Specific areas of investment include increased marketing around our Brand Holiday campaign, higher selling costs tied to our Brand House and E-Commerce initiatives, and overall innovation spending in areas like Connected Fitness. In addition, we expect deleverage due to higher incentive compensation expense during the period. During the fourth quarter, we continue to see significant leverage of SG&A, particularly in Corporate Services, primarily given elevated spending in the prior year around higher incentive compensation expenses and MapMyFitness deal-related costs.

Finally on the balance sheet, we expect inventory growth will remain relatively in line with net revenue growth during both the third and fourth quarters.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex, global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of management information systems and other technology; our ability to effectively integrate new businesses and investments into our company; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.